Exhibit 99.1

Tesoro Corporation Reports 2015 Second Quarter Record Results

•	Record second quarter net earnings from continuing operations of $586 million, or $4.62 per diluted share

•	Approved a 18% increase to regularly quarterly dividend to $0.50 per share

•	Returned over $300 million to shareholders in the second quarter

•	Delivered over $325 million of business improvements in the first half of 2015

•	Company on target to achieve business improvements of approximately $670 million for 2015

•	Expects to offer drop down to TLLP of $50 million to $75 million of EBITDA

SAN ANTONIO - August 5, 2015 - Tesoro Corporation (NYSE:TSO) today reported second quarter 2015 net earnings of $582 million, or $4.59 per diluted share compared to net earnings of $224 million, or $1.70 per diluted share for the second quarter of 2014. Net earnings from continuing operations for the second quarter were $586 million or $4.62 per diluted share. Adjusted EBITDA for the second quarter 2015 was $1.2 billion compared to $548 million last year.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, except per share data)	2015	2014	2015	2014
Operating Income
Refining	$753	$358	$936	$538
TLLP	109	48	217	108
Marketing	212	88	345	112
Total Segment Operating Income	$1,074	$494	$1,498	$758
Net Earnings From Continuing Operations Attributable to Tesoro	$586	$224	$731	$303

Diluted EPS - Continuing Operations	$4.62	$1.70	$5.77	$2.29
Diluted EPS - Discontinued Operations	(0.03)	—	(0.03)	(0.01)
Total Diluted EPS	$4.59	$1.70	$5.74	$2.28
Adjusted Diluted EPS - Continuing Operations	$4.62	$1.70	$5.60	$2.42

“We achieved record levels of EBITDA, net income and EPS for the quarter, underscoring our ability to efficiently optimize our assets across the value chain and leverage favorable market conditions” said Greg Goff, Chairman and CEO. “We returned in excess of $300 million to shareholders in the second quarter and delivered over $325 million in business improvements so far this year. The third quarter is off to an excellent start in the current strong margin environment and we expect our refineries to run at 95% to 100% utilization.”

For the second quarter 2015, the Company recorded segment operating income of $1.1 billion compared to segment operating income of $494 million in the second quarter of 2014. The increase was largely driven by strong demand, continued growth in the logistics segment and business improvements.

The refining segment’s operating income was $753 million for the quarter, compared to $358 million in the second quarter of 2014. Our refineries benefited from a substantially improved margin environment and lower operating expenses partially offset by turnarounds and maintenance activities.

Total refinery throughput for the quarter was 783 thousand barrels per day, or 92% utilization. Manufacturing costs in the second quarter of 2015 decreased $0.30/bbl over last year to $5.58/bbl primarily attributable to lower energy prices.

The Tesoro Index was $21.61/bbl for the second quarter of 2015 with a realized gross refining margin of $19.13/bbl or 89% of the Tesoro Index, compared to a realized gross refining margin of $13.11 or 101% of the Tesoro Index last year. Capture rates in the quarter were impacted by the combination of refinery downtime, less advantaged crude oil differentials, and increased processing of intermediate feedstocks in our California and Pacific Northwest refineries.

The logistics segment’s operating income was $109 million in the second quarter of 2015 compared to $48 million in the second quarter of 2014. This growth was driven by the Rockies natural gas business and additional volumes from last year’s expansion and reversal project on the High Plains Pipeline in North Dakota.

The retail segment is now referred to as Marketing which includes all retail and wholesale operations. The marketing segment’s operating income was $212 million, up from $88 million in the second quarter of last year. The increase was due to strong market conditions and growing consumer demand.

Corporate and unallocated costs for the second quarter 2015 were $65 million, including $5 million of corporate depreciation and variable stock-based compensation expense of $7 million.

Capital Spending and Liquidity
Capital spending for the second quarter 2015 was $160 million for Tesoro Corporation and $77 million for TLLP. The Company estimates full year 2015 capital spending, excluding TLLP, of $600 million. TLLP capital spending is estimated to be approximately $450 million. Turnaround expenditures for the second quarter were $77 million. The Company expects full year 2015 turnaround expenditures of $280 million and deferred retail branding costs of $50 million.

The Company ended the second quarter of 2015 with approximately $1.0 billion in cash and $2.9 billion of availability under the Company’s revolving credit facility with no current borrowings. Excluding TLLP debt and equity, total debt, net of unamortized issuance costs was $1.6 billion or 25% of total capitalization at the end of the second quarter of 2015. On a consolidated basis total outstanding debt, net of unamortized issuance costs was $4.2 billion. TLLP ended the second quarter with $299 million in borrowings under its separate revolving credit facility.

Returning Cash to Shareholders
During the second quarter of 2015, Tesoro returned $303 million to shareholders through the purchase of nearly 2.8 million of the Company’s shares for $250 million and quarterly dividends of $53 million. The Company has $731 million remaining under the authorized $1.0 billion share repurchase program and plans to continue repurchasing shares in 2015.

Tesoro Corporation today also announced that the board of directors has increased the quarterly cash dividend by approximately 18% to $0.50 per share payable on September 14, 2015, to all holders of record as of August 28, 2015.

Strategic Update
The Company is confident in achieving its 2015 plan of delivering approximately $670 million of business improvements. During the first half of 2015, we estimate that we delivered $325 million towards our ongoing initiatives around synergies and business improvement objectives, including approximately $70 million related to West Coast improvements, approximately $100 million related to capturing margin improvements, and approximately $155 million from growing our logistics operations.

Tesoro Logistics completed the integration of the Rockies natural gas business and closed the merger of QEPM in July. Through the first half of 2015, the Rockies natural gas business delivered approximately $141 million of adjusted EBITDA, including $14 million of synergies. Tesoro Logistics expects the Rockies natural gas business to deliver $25 million of synergies in 2015.

Tesoro expects to offer Tesoro Logistics the opportunity to acquire crude oil and refined product storage and pipeline assets in Los Angeles in the fourth quarter of 2015. Tesoro expects these assets to deliver an annual EBITDA of $50 to $75 million to TLLP.

In the second quarter 2015, the Company completed the second phase of the Salt Lake City Conversion Project. The project is designed to improve yields of gasoline and diesel, improve the flexibility of processing crude feedstocks and increases total throughput capacity by 4 thousand barrels per day. The refinery is currently processing approximately 22 thousand barrels per day of waxy crude.

The permitting process for the Vancouver Energy project to construct a 360 thousand barrel per day crude oil rail-to-marine terminal has been delayed by the Washington State’s Energy Facility Site Evaluation Committee (“EFSEC”). EFSEC has begun the adjudicative phase and now indicates that it expects to release the Draft Environmental Impact Statement by November of 2015. The Company expects that EFSEC will submit its recommendation to the governor of Washington once it completes the adjudicative phase.

Public Invited to Listen to Analyst and Investor Conference Call
At 7:30 a.m. CT tomorrow morning, Tesoro will broadcast, live, its conference call with analysts regarding second quarter 2015 results and other business matters. Interested parties may listen to the live conference call over the Internet by logging on to http://www.tsocorp.com.

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates six refineries in the western United States with a combined capacity of over 850,000 barrels per day and ownership in a logistics business which includes a 36% interest in Tesoro Logistics LP (NYSE: TLLP) and ownership of its general partner. Tesoro's retail-marketing system includes over 2,265 retail stations under the ARCO®, Shell®, Exxon®, Mobil®, USA Gasoline™ and Tesoro® brands.

This earnings release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning expectations for achievement of targeted business improvement objectives for 2015; plans to offer dropdown assets to TLLP and the related EBITDA to be generated by such assets; our ability to efficiently optimize our assets across the value chain and leverage favorable market conditions; expected refinery utilization rates; expectations about capital spending, turnaround expenditures and deferred retail branding costs; plans to continue repurchasing shares in 2015;expectations regarding synergies from TLLP’s acquisition of the Rockies natural gas business; benefits, including the increased throughput capacity, of the Salt Lake City Conversion Project; and timing of the permitting and approval process for the Vancouver Energy project. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Sam Ramraj, Vice President, Investor Relations, (210) 626-4757

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

Non-GAAP Measures

Our management uses a variety of financial and operating metrics to analyze operating segment performance. To supplement our financial information presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), our management uses additional metrics that are known as “non-GAAP” financial metrics in its evaluation of past performance and prospects for the future. These metrics are significant factors in assessing our operating results and profitability and include earnings before interest, income taxes, depreciation and amortization expenses (“EBITDA”). We define EBITDA as consolidated earnings, including earnings attributable to noncontrolling interest, excluding net earnings (loss) from discontinued operations, before depreciation and amortization expense, net interest and financing costs, income taxes and interest income. We define Adjusted EBITDA as EBITDA plus or minus amounts determined to be “special items” by our management based on their unusual nature and relative significance to earnings (loss) in a certain period. We provide complete reconciliation and discussion of items identified as special items with our presentation of adjusted EBITDA.

We present EBITDA and adjusted EBITDA because we believe some investors and analysts use EBITDA and adjusted EBITDA to help analyze our cash flows including our ability to satisfy principal and interest obligations with respect to our indebtedness and use cash for other purposes, including capital expenditures. EBITDA and adjusted EBITDA are also used by some investors and analysts to analyze and compare companies on the basis of operating performance and by management for internal analysis. EBITDA and adjusted EBITDA should not be considered as alternatives to U.S. GAAP net earnings or net cash from operating activities. EBITDA and adjusted EBITDA have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and net cash from operating activities.

We present net earnings from continuing operations adjusted for special items (“Adjusted Earnings”) and net earnings per diluted share from continuing operations adjusted for special items (“Adjusted Diluted EPS”) as management believes that the impact of these items on net earnings from continuing operations and diluted earnings per share from continuing operations is important information for an investor’s understanding of the operations of our business and the financial information presented. Adjusted Earnings and Adjusted Diluted EPS should not be considered as an alternative to net earnings, earnings per diluted share or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted Earnings and Adjusted Diluted EPS may not be comparable to similarly titled measures used by other entities.

Items Impacting Comparability

We changed our operating segment presentation in the second quarter of 2015 to reflect the changing nature of our underlying assets, operations and how our chief operating decision maker (“CODM”) manages our business. In previous periods, a portion of our marketing business related to sales in unbranded or wholesale channels was presented within our refining operating segment. Our branded operations represent the assets and operations that were previously shown as the retail segment. Upon considering the changes in our business, including the transition from company-owned retail operations to multi-site operator model, we assessed how our CODM evaluates the business, assesses performance and allocates resources. From this analysis, we believe presentation of a marketing segment inclusive of both unbranded and branded marketing operations is appropriate. As of June 30, 2015, we revised our operating segments to include refining, TLLP and a new marketing segment. Comparable prior period information has been recast to reflect our revised segment presentation. No other changes were deemed necessary to our refining and TLLP segments.

The TLLP financial and operational data presented include the historical results of all assets acquired from Tesoro prior to the acquisition dates. The acquisitions from Tesoro were transfers between entities under common control. Accordingly, the financial information of TLLP contained herein has been retrospectively adjusted to include the historical results of the assets acquired in the acquisitions from Tesoro prior to the effective date of each acquisition for all periods presented.

TLLP acquired assets related to, and entities engaged in, natural gas gathering, transportation and processing in Wyoming, Colorado, Utah, and North Dakota (the “Rockies Natural Gas Business”) through its acquisition of QEP Field Services, LLC (“QEPFS”) from QEP Resources, Inc. on December 2, 2014. QEPFS held an approximate 56% limited partner interest in QEP Midstream Partners, LP (“QEPM”) at June 30, 2015 and 100% of QEPM’s general partner, QEP Midstream Partners GP, LLC, which itself holds a 2% general partner interest and all of the incentive distribution rights in QEPM. All intercompany transactions with TLLP and QEPM are eliminated upon consolidation.

TESORO CORPORATION
RESULTS OF CONSOLIDATED OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues	$8,232	$11,104	$14,695	$21,037
Costs and Expenses:
Cost of sales (a)	6,398	9,867	11,738	18,815
Operating expenses	578	598	1,087	1,189
Selling, general and administrative expenses (b)	61	92	152	123
Depreciation and amortization expense	182	135	361	265
(Gain) loss on asset disposals and impairments (c)	4	2	8	(3)
Operating Income	1,009	410	1,349	648
Interest and financing costs, net (d)	(54)	(41)	(109)	(118)
Other income, net (e)	3	3	2	2
Earnings Before Income Taxes	958	372	1,242	532
Income tax expense	334	132	430	188
Net Earnings From Continuing Operations	624	240	812	344
Loss from discontinued operations, net of tax	(4)	—	(4)	(1)
Net Earnings	620	240	808	343
Less: Net earnings from continuing operations attributable to noncontrolling interest	38	16	81	41
Net Earnings Attributable to Tesoro Corporation	$582	$224	$727	$302
Net Earnings (Loss) Attributable to Tesoro Corporation
Continuing operations	$586	$224	$731	$303
Discontinued operations	(4)	—	(4)	(1)
Total	$582	$224	$727	$302
Net Earnings (Loss) Per Share - Basic:
Continuing operations	$4.67	$1.73	$5.84	$2.33
Discontinued operations	(0.03)	—	(0.03)	(0.01)
Total	$4.64	$1.73	$5.81	$2.32
Weighted average common shares outstanding - Basic	125.2	129.3	125.2	130.3
Net Earnings (Loss) Per Share - Diluted:
Continuing operations	$4.62	$1.70	$5.77	$2.29
Discontinued operations	(0.03)	—	(0.03)	(0.01)
Total	$4.59	$1.70	$5.74	$2.28
Weighted average common shares outstanding - Diluted	126.3	131.5	126.6	132.7
________________________

(a)
Includes a benefit of $42 million ($25 million after-tax) recognized during the six months ended June 30, 2015 resulting from the reversal of a lower of cost or market inventory valuation adjustment recorded in the fourth quarter of 2014.

(b)
Includes stock-based compensation expense of $7 million and $26 million for the three months ended June 30, 2015 and 2014, respectively, and expense of $35 million and $8 million for the six months ended June 30, 2015 and 2014, respectively. The significant impact to stock-based compensation expense is primarily a result of changes in Tesoro’s stock price during the three and six months ended June 30, 2015 as compared to the three and six months ended June 30, 2014.

(c)	Includes a gain of $5 million ($1 million to Tesoro, after-tax) for the six months ended June 30, 2014 resulting from TLLP’s sale of its Boise Terminal.

(d)
Includes charges totaling $31 million ($19 million after-tax) for premiums and unamortized debt issuance costs associated with the redemption of the 2019 Notes during the six months ended June 30, 2014.

(e)
Includes equity in earnings of equity method investments of $1 million and $4 million for the three and six months ended June 30, 2015, respectively, for TLLP related to its investments in Three Rivers Gathering and Uinta Basin Field Services. Also includes equity in earnings of equity method investments of $1 million for the six months ended June 30, 2015 and equity in loss of equity method investments of $2 million and $1 million for the three and six months ended June 30, 2014, respectively, for our refining segment related to its investments in Watson Cogen Company and Vancouver Energy.

TESORO CORPORATION
SELECTED SEGMENT OPERATING DATA
(Unaudited) (In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Earnings Before Income Taxes
Refining (a) (f)	$753	$358	$936	$538
TLLP (c)	109	48	217	108
Marketing (f)	212	88	345	112
Total Segment Operating Income	1,074	494	1,498	758
Corporate and unallocated costs (b)	(65)	(84)	(149)	(110)
Operating Income	1,009	410	1,349	648
Interest and financing costs, net (d)	(54)	(41)	(109)	(118)
Other expense, net	3	3	2	2
Earnings Before Income Taxes	$958	$372	$1,242	$532
Depreciation and Amortization Expense
Refining	$122	$104	$241	$205
TLLP	44	17	88	33
Marketing	11	10	23	20
Corporate	5	4	9	7
Total Depreciation and Amortization Expense	$182	$135	$361	$265
Special Items, Before Taxes (g)
Refining	$—	$—	$(42)	$—
TLLP	—	—	13	(5)
Total Special Items	$—	$—	$(29)	$(5)
Adjusted EBITDA
Refining (e)	$875	$464	$1,134	$744
TLLP (e)	154	65	322	136
Marketing	223	98	368	132
Corporate	(58)	(79)	(141)	(102)
Total Adjusted EBITDA	$1,194	$548	$1,683	$910
Capital Expenditures
Refining	$148	$94	$332	$162
TLLP	77	48	143	74
Marketing	8	13	12	18
Corporate	4	12	10	16
Total Capital Expenditures	$237	$167	$497	$270
___________________

(f)
Our refining segment uses RINs to satisfy its obligations under the Renewable Fuels Standard, in addition to physically blending required biofuels. Effective April 1, 2013, we changed our intersegment pricing methodology and no longer reduced the amount marketing pays for the biofuels by the market value of the RINs due to significant volatility in the value of RINs. At the end of 2014, given the price of RINs has become more transparent in the price of biofuels, we determined our intersegment pricing methodology should include the market value of RINs as a reduction to the price our marketing segment pays to our refining segment. We made this change effective January 1, 2015. We have not adjusted financial information presented for our refining and marketing segments for the three and six months ended June 30, 2014. Had we made this change effective January 1, 2014, operating income in our refining segment would have been reduced by $31 million and $59 million for the three and six months ended June 30, 2014, respectively, with a corresponding increase to operating income in our marketing segment.

(g)	The effects of special items on net earnings before income taxes by segment include:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in millions)
Refining
Inventory valuation adjustment (a)	$—	$—	$(42)	$—
TLLP
Throughput deficiency receivables (h)	—	—	13	—
Gain on sale of Boise Terminal (c)	—	—	—	(5)

(h)
During the six months ended June 30, 2015, TLLP invoiced QEPFS customers for deficiency payments. TLLP did not recognize $13 million ($4 million to Tesoro, after-tax) of revenue related to the billing period as it represented opening balance sheet assets for the acquisition of the Rockies Natural Gas Business; however, TLLP is entitled to the cash receipt from such billings.

TESORO CORPORATION
OTHER SUMMARY FINANCIAL INFORMATION
(Unaudited) (Dollars in millions)

	June 30, 2015	December 31, 2014
Cash and cash equivalents (TLLP: $13 and $19, respectively)	$978	$1,000
Inventories (i)	2,444	2,439
Current maturities of debt, net of unamortized issuance costs	403	6
Long-term debt, net of unamortized issuance costs (TLLP: $2,586 and $2,544, respectively)	3,808	4,161
Total equity	7,383	6,976
Total debt, net of unamortized issuance costs, to capitalization ratio	36%	37%
Total debt, net of unamortized issuance costs, to capitalization ratio excluding TLLP debt (j)	25%	27%
Working capital (current assets less current liabilities)	1,494	1,608
Total market value of TLLP units held by Tesoro (k)	1,610	1,658

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cash distributions received from TLLP (l):
For common/subordinated units held	$19	$11	$38	$22
For general partner units held	14	8	30	13
_______________________

(i)	The total carrying value of our crude oil and refined product inventories was less than replacement cost by approximately $578 million at June 30, 2015.

(j)
Excludes TLLP’s total debt, net of unamortized issuance costs, and capital leases of $2.6 billion and $2.5 billion at June 30, 2015 and December 31, 2014, respectively, which are non-recourse to Tesoro, except for Tesoro Logistics GP, LLC, and noncontrolling interest of $2.5 billion at both June 30, 2015 and December 31, 2014.

(k)
Represents market value of the 28,181,748 common units held by Tesoro at both June 30, 2015 and December 31, 2014. The market values were $57.12 and $58.85 per unit based on the closing unit price at June 30, 2015 and December 31, 2014, respectively.

(l)	Represents distributions received from TLLP during the three and six months ended June 30, 2015 and 2014 on common or subordinated units and general partner units held by Tesoro.

TESORO CORPORATION
SELECTED CONSOLIDATED OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Refined Product Sales (Mbpd) (m)
Gasoline and gasoline blendstocks	512	505	500	509
Diesel fuel	201	213	190	200
Jet fuel	152	142	155	147
Heavy fuel oils, residual products and other	98	90	86	83
Total Refined Product Sales	963	950	931	939

Refined Product Sales Margin ($/barrel) (n)
Average sales price	$88.87	$123.35	$81.79	$119.19
Average costs of sales	72.14	110.98	68.77	108.21
Refined Product Sales Margin	$16.73	$12.37	$13.02	$10.98
___________________________

(m)
Sources of total refined product sales include refined products manufactured at our refineries and refined products purchased from third parties. Total refined product sales margins include margins on sales of manufactured and purchased refined products.

(n)
We calculate refined product sales margin per barrel by dividing refined product sales margin by total refined product sales (in barrels). Refined product sales margin represents refined product sales less refined product cost of sales. Average refined product sales price include all sales through our marketing segment as well as in bulk markets and exports through our refining segment. Average costs of sales and related sales margins include amounts recognized for the sale of refined products manufactured at our refineries along with the sale of refined products purchased from third parties to help fulfill supply commitments. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
REFINING SEGMENT	2015	2014	2015	2014
Total Refining Segment
Throughput (Mbpd)
Heavy crude (o)	174	161	135	165
Light crude	542	602	544	601
Other feedstocks	67	53	61	51
Total Throughput	783	816	740	817
Yield (Mbpd)
Gasoline and gasoline blendstocks	416	424	388	422
Diesel fuel	158	187	151	194
Jet fuel	118	121	118	124
Heavy fuel oils, residual products, internally produced fuel and other	144	140	130	132
Total Yield	836	872	787	872
Segment Operating Income ($ millions)
Gross refining margin (p) (f)	$1,363	$974	$2,133	$1,762
Expenses
Manufacturing costs	398	436	795	852
Other operating expenses	84	71	151	162
Selling, general and administrative expenses	3	4	4	5
Depreciation and amortization expense	122	104	241	205
Loss on asset disposal and impairments	3	1	6	—
Segment Operating Income (f)	$753	$358	$936	$538
Gross Refining Margin ($/throughput barrel) (q) (r)	$19.13	$13.11	$15.61	$11.92
Manufacturing Cost before Depreciation and Amortization Expense ($/throughput barrel) (q)	$5.58	$5.88	$5.93	$5.77
___________________________

(o)	We define heavy crude oil as crude oil with an American Petroleum Institute gravity of 24 degrees or less.

(p)
Consolidated gross refining margin combines gross refining margin for each of our regions adjusted for other amounts not directly attributable to a specific region. Other amounts included $1 million for the three months ended June 30, 2014 and $1 million and $4 million for the six months ended June 30, 2015 and 2014, respectively. Gross refining margin includes the effect of intersegment sales to the marketing segment and fees charged by TLLP for the transportation and terminalling of crude oil and refined products. Gross refining margin approximates total refining throughput multiplied by the gross refining margin per barrel.

(q)
Management uses various measures to evaluate performance and efficiency and to compare profitability to other companies in the industry, including gross refining margin per barrel, manufacturing costs before depreciation and amortization expense (“Manufacturing Costs”) per barrel and refined product sales margin per barrel. We calculate gross refining margin per barrel by dividing gross refining margin (revenues for manufactured refined products sold less costs of feedstocks, purchased refined products, transportation and distribution) by total refining throughput. We calculate Manufacturing Costs per barrel by dividing Manufacturing Costs by total refining throughput. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

(r)
The gross refining margin per throughput barrel excludes the impact of the $42 million benefit recognized during the six months ended June 30, 2015 from the reversal of a lower of cost or market inventory valuation adjustment recorded in the fourth quarter of 2014 in the computation of the rate at a consolidated or regional level. There was no impact to the three months ended June 30, 2015.

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Refining By Region	2015	2014	2015	2014
California (Martinez and Los Angeles)
Throughput (Mbpd)
Heavy crude (o)	169	155	129	160
Light crude	313	333	305	331
Other feedstocks	41	35	39	32
Total Throughput	523	523	473	523

Yield (Mbpd)
Gasoline and gasoline blendstocks	290	282	258	279
Diesel fuel	101	116	92	125
Jet fuel	80	82	76	80
Heavy fuel oils, residual products, internally produced fuel and other	98	89	86	84
Total Yield	569	569	512	568

Gross Refining Margin ($ millions)	$957	$578	$1,393	$979
Gross Refining Margin ($/throughput barrel) (q) (r)	$20.10	$12.15	$15.92	$10.36
Manufacturing Cost before Depreciation and Amortization Expense ($/throughput barrel) (q)	$5.89	$6.66	$6.62	$6.57
Capital Expenditures ($ millions)	$59	$37	$114	$64

Pacific Northwest (Alaska & Washington)
Throughput (Mbpd)
Heavy crude (o)	5	6	6	5
Light crude	126	141	132	144
Other feedstocks	23	13	18	14
Total Throughput	154	160	156	163

Yield (Mbpd)
Gasoline and gasoline blendstocks	71	69	70	71
Diesel fuel	23	28	25	30
Jet fuel	31	29	32	30
Heavy fuel oils, residual products, internally produced fuel and other	34	39	34	38
Total Yield	159	165	161	169

Gross Refining Margin ($ millions)	$240	$126	$404	$258
Gross Refining Margin ($/throughput barrel) (q) (r)	$17.12	$8.66	$14.02	$8.71
Manufacturing Cost before Depreciation and Amortization Expense ($/throughput barrel) (q)	$4.28	$4.78	$4.36	$4.52
Capital Expenditures ($ millions)	$29	$8	$55	$13

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Mid-Continent (North Dakota and Utah)
Throughput (Mbpd)
Light crude	103	128	107	126
Other feedstocks	3	5	4	5
Total Throughput	106	133	111	131

Yield (Mbpd)
Gasoline and gasoline blendstocks	55	73	60	72
Diesel fuel	34	43	34	39
Jet fuel	7	10	10	14
Heavy fuel oils, residual products, internally produced fuel and other	12	12	10	10
Total Yield	108	138	114	135

Gross Refining Margin ($ millions)	$166	$269	$335	$521
Gross Refining Margin ($/throughput barrel) (q) (r)	$17.15	$22.14	$16.46	$22.06
Manufacturing Cost before Depreciation and Amortization Expense ($/throughput barrel) (q)	$5.94	$4.14	$5.22	$4.11
Capital Expenditures ($ millions)	$60	$49	$163	$85

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
TLLP SEGMENT	2015	2014	2015	2014
Gathering
Crude oil gathering pipeline throughput (Mbpd)	187	109	173	103
Average crude oil gathering pipeline revenue per barrel (s)	$1.71	$1.34	$1.80	$1.34
Crude oil gathering trucking volume (Mbpd)	45	47	46	46
Average crude oil gathering trucking revenue per barrel (s)	$3.32	$3.23	$3.28	$3.21
Gas gathering throughput (thousands of MMBtu/day) (t)	1,071	—	1,046	—
Average gas gathering revenue per MMBtu (s) (t)	$0.48	$—	$0.43	$—
Processing (t)
NGL processing throughput (Mbpd)	8	—	7	—
Average keep-whole fee per barrel of NGL (s)	$35.14	$—	$33.60	$—
Fee-based processing throughput (thousands of MMBtu/day)	768	—	729	—
Average fee-based processing revenue per MMBtu (s)	$0.36	$—	$0.40	$—
Terminalling and Transportation
Terminalling throughput (Mbpd)	913	913	915	907
Average terminalling revenue per barrel (s)	$1.10	$0.95	$1.10	$0.94
Pipeline transportation throughput (Mbpd)	801	813	810	815
Average pipeline transportation revenue per barrel (s)	$0.38	$0.36	$0.38	$0.36

Segment Operating Income ($ millions)
Revenues
Gathering	$89	$27	$166	$52
Processing	67	—	134	—
Terminalling and transportation	119	106	238	208
Total Revenues (u)	275	133	538	260
Expenses
Operating expenses (v)	94	55	180	100
General and administrative expenses (w)	28	13	53	23
Depreciation and amortization expense	44	17	88	33
Gain on asset disposals and impairments	—	—	—	(4)
Segment Operating Income	$109	$48	$217	$108
___________________________

(s)
Management uses average revenue per barrel and average revenue per MMBtu to evaluate performance and compare profitability to other companies in the industry. We calculate average revenue per barrel as revenue divided by total throughput or keep-whole processing volumes. We calculate average revenue per MMBtu as revenue divided by gas gathering and fee-based processing volume. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered as an alternative to segment operating income, revenues and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

(t)	TLLP commenced natural gas gathering and processing operations with the acquisition of the Rockies Natural Gas Business on December 2, 2014.

(u)
TLLP segment revenues from services provided to our refining segment were $154 million and $117 million for the three months ended June 30, 2015 and 2014, respectively, and $302 million and $228 million for the six months ended June 30, 2015 and 2014, respectively. These amounts are eliminated upon consolidation.

(v)
TLLP segment operating expenses include amounts billed by Tesoro for services provided to TLLP under various operational contracts. Amounts billed by Tesoro totaled $24 million and $20 million for the three months ended June 30, 2015 and 2014, respectively, and $49 million and $40 million for the six months ended June 30, 2015 and 2014, respectively. Operating expenses also include imbalance gains and reimbursements pursuant to the Amended Omnibus Agreement of $11 million and $8 million for the three months ended June 30, 2015 and 2014, respectively, and $19 million and $15 million for the six months ended June 30, 2015 and 2014, respectively. These amounts are eliminated upon consolidation. TLLP segment third-party operating expenses related to the transportation of crude oil and refined products are reclassified to cost of sales in our condensed statements of consolidated operations upon consolidation.

(w)
TLLP segment general and administrative expenses include amounts charged by Tesoro for general and administrative services provided to TLLP under various operational and administrative contracts. These amounts totaled $18 million and $10 million for the three months ended June 30, 2015 and 2014, respectively, and $35 million and $17 million for the six months ended June 30, 2015 and 2014, respectively, and are eliminated upon consolidation. General and administrative expenses are also reclassified to cost of sales.

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
MARKETING SEGMENT	2015	2014	2015	2014
Average Number of Branded Stations (during the period)
Company/MSO-operated (x)	583	581	584	578
Jobber/dealer operated	1,680	1,693	1,679	1,695
Total Average Branded Stations	2,263	2,274	2,263	2,273

Branded and Unbranded Fuel Sales (millions of gallons)	2,099	2,079	4,159	4,020

Branded and Unbranded Fuel Margin ($/gallon) (y)	$0.14	$0.08	$0.12	$0.06

Segment Operating Income ($ millions)
Gross Margins
Fuel (y) (f)	$287	$163	$491	$255
Other non-fuel (z)	15	31	29	59
Total Gross Margins	302	194	520	314
Expenses
Operating expenses	72	92	141	174
Selling, general and administrative expenses	6	3	9	6
Depreciation and amortization expense	11	10	23	20
Loss on asset disposals and impairments	1	1	2	2
Segment Operating Income (f)	$212	$88	$345	$112
___________________________

(x)
During the fourth quarter 2014, we converted our company-operated locations to multi-site operators (“MSO”) retaining the transportation fuel sales. All employees and merchandise inventory were transferred to the MSOs.

(y)
Management uses fuel margin per gallon to compare fuel results to other companies in the industry. There are a variety of ways to calculate fuel margin per gallon and different companies may calculate it in different ways. We calculate fuel margin per gallon by dividing fuel gross margin by fuel sales volumes. Investors and analysts may use fuel margin per gallon to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered an alternative to revenues, segment operating income or any other measure of financial performance presented in accordance with U.S. GAAP. Fuel margin and fuel margin per gallon include the effect of intersegment purchases from the refining segment.

(z)	Includes merchandise gross margins for the three and six months ended June 30, 2014.

TESORO CORPORATION
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited) (In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Reconciliation of Net Earnings to EBITDA and Adjusted EBITDA
Net earnings	$620	$240	$808	$343
Loss from discontinued operations, net of tax	4	—	4	1
Depreciation and amortization expense	182	135	361	265
Income tax expense	334	132	430	188
Interest and financing costs, net	54	41	109	118
EBITDA	1,194	548	1,712	915
Special items (g)	—	—	(29)	(5)
Adjusted EBITDA	$1,194	$548	$1,683	$910

Reconciliation of Cash Flows from Operating Activities to EBITDA and Adjusted EBITDA
Net cash from operating activities	$1,055	$526	$907	$376
Debt redemption charges	—	—	—	(31)
Deferred charges	84	19	167	79
Changes in current assets and current liabilities	(249)	(140)	221	203
Income tax expense	334	132	430	188
Stock-based compensation expense	(7)	(26)	(35)	(8)
Interest and financing costs, net	54	41	109	118
Deferred income tax expense	(42)	(16)	(46)	(24)
Other	(35)	12	(41)	14
EBITDA	1,194	548	1,712	915
Special items (g)	—	—	(29)	(5)
Adjusted EBITDA	$1,194	$548	$1,683	$910

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Reconciliation of Refining Operating Income to Refining EBITDA and Adjusted EBITDA
Operating income	$753	$358	$936	$538
Depreciation and amortization expense	122	104	241	205
Other income (expense), net (e)	—	2	(1)	1
EBITDA	875	464	1,176	744
Special items (g)	—	—	(42)	—
Adjusted EBITDA	$875	$464	$1,134	$744

Reconciliation of TLLP Operating Income to TLLP EBITDA and Adjusted EBITDA
Operating income	$109	$48	$217	$108
Depreciation and amortization expense	44	17	88	33
Other income, net (e)	1	—	4	—
EBITDA	154	65	309	141
Special items (g)	—	—	13	(5)
Adjusted EBITDA	$154	$65	$322	$136

Reconciliation of Marketing Operating Income to Marketing EBITDA and Adjusted EBITDA
Operating income	$212	$88	$345	$112
Depreciation and amortization expense	11	10	23	20
EBITDA and Adjusted EBITDA	$223	$98	$368	$132

Reconciliation of Corporate and Other Operating Loss to Corporate and Other EBITDA and Adjusted EBITDA
Operating loss	$(65)	$(84)	$(149)	$(110)
Depreciation and amortization expense	5	4	9	7
Other income (expense), net (e)	2	1	(1)	1
EBITDA and Adjusted EBITDA	$(58)	$(79)	$(141)	$(102)

Rockies Natural Gas Business
Six Months Ended June 30, 2015
Reconciliation of Net Earnings to EBITDA and Adjusted EBITDA
Net earnings	$81
Depreciation and amortization expense	47
EBITDA	128
Throughput deficiency receivables (h)	13
Adjusted EBITDA	$141

TLLP Projected Annual EBITDA Contribution from Drop Down
Reconciliation of TLLP Projected Net Earnings to Projected Annual EBITDA
Projected net earnings	$ 28 - 53
Depreciation and amortization expense	2
Interest and financing costs, net	20
Projected Annual EBITDA	$ 50 - 75

TESORO CORPORATION
NET EARNINGS ADJUSTED FOR SPECIAL ITEMS
(Unaudited) (In millions except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net Earnings Attributable to Tesoro Corporation from Continuing Operations - U.S. GAAP	$586	$224	$731	$303
Special Items, After-tax: (aa)
Inventory valuation adjustment (a)	—	—	(25)	—
Throughput deficiency receivables (h)	—	—	4	—
Debt redemption charges (d)	—	—	—	19
Gain on sale of Boise Terminal (c)	—	—	—	(1)
Adjusted Earnings (ab)	$586	$224	$710	$321

Diluted Net Earnings per Share from Continuing Operations Attributable to Tesoro Corporation - U.S. GAAP	$4.62	$1.70	$5.77	$2.29
Special Items Per Share, After-tax: (aa)
Inventory valuation adjustment (a)	—	—	(0.20)	—
Throughput deficiency receivables (h)	—	—	0.03	—
Debt redemption charges (d)	—	—	—	0.14
Gain on sale of Boise Terminal (c)	—	—	—	(0.01)
Adjusted Diluted EPS (ab)	$4.62	$1.70	$5.60	$2.42
________________________

(aa)
For the purpose of reconciling net earnings, special items have been adjusted pre-tax to reflect our limited and general partner interests in TLLP including amounts attributable to our incentive distribution rights.

(ab)
We present net earnings from continuing operations adjusted for special items (“Adjusted Earnings”) and net earnings per diluted share from continuing operations adjusted for special items (“Adjusted Diluted EPS”) as management believes that the impact of these items on net earnings from continuing operations and diluted earnings per share from continuing operations is important information for an investor’s understanding of the operations of our business and the financial information presented. Adjusted Earnings and Adjusted Diluted EPS should not be considered as an alternative to net earnings, earnings per diluted share or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted Earnings and Adjusted Diluted EPS may not be comparable to similarly titled measures used by other entities.